Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DermTech, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change to the method of accounting for revenue.

/s/ KPMG LLP

San Diego, California

September 8, 2020